For more information contact:
Charles Bearchell Chief Financial Officer Youbet.com, Inc. 818/668-2100	Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212/835-8500orubet@jcir.com

FOR IMMEDIATE RELEASE

YOUBET.COM REPORTS THIRD QUARTER PRE-TAX INCOME OF $791,000 COMPARED TO A LOSS OF $618,000 IN PRIOR
YEAR PERIOD

- Net Revenues Rise 22.7% to $5.5 Million and EBITDA Rises 46.0% to $1.0 Million -

Woodland Hills, CA, November 3, 2004 – Youbet.com, Inc. (NASDAQ: UBET) a leading online wagering company and the largest provider of horse racing content in the United States, today reported pre-tax income for the 2004 third quarter period of $791,085 compared to a loss of $617,853 in the 2003 third quarter. For the three month period ended September 30, 2004, Youbet reported net income of $4.0 million, or $0.12 per diluted share, which includes a non-cash income tax benefit of $3.3 million, or $0.09 per diluted share, as a result of releasing a portion of the reserve against net deferred tax assets on its balance sheet, compared to a loss of $617,853, or negative $0.02 per basic share, in the prior year period.

Total revenue for the 2004 third quarter rose to $17.2 million, an increase of $2.9 million or 20.5% over the prior year period. Revenues from commissions less track and licensing fees (net revenue) increased by $1.0 million, or 22.7% to $5.5 million. Youbet also reported that EBITDA (earnings before interest, taxes, depreciation and amortization) for the three month period ended September 30, 2004, was $1.0 million, an increase of approximately 46% over the prior year quarter.

“Youbet’s record Q3 results, which extended our growth to eleven consecutive quarters, further demonstrate our ability to provide customers with the industry’s highest level of content and an online wagering platform that is reliable and is increasingly acknowledged as the industry-preferred platform,” said Chairman and Chief Executive Officer Charles F. Champion. “Our targeted marketing and promotion programs continue to be instrumental in our ability to grow our customer base while migrating customers to higher yielding tracks and wagering options. Our industry-leading platform offers tremendous scalability as we grow our customer base as we currently utilize just 25% of our network’s capacity and more than 90% of our costs are fixed.

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Youbet.com, Inc., 11/3/04 page 2

“Over the last several quarters we have made investments in management and infrastructure to support not only our growth in our domestic horse racing advance deposit wagering platform, but in our ability to leverage this platform in new markets and other forms of gaming. As the only company focused 100% on advance deposit wagering opportunities, Youbet is uniquely positioned to pursue domestic ADW consolidation opportunities. In addition, we continue to focus on potential acquisitions of complementary businesses or technologies, both domestically and internationally, which would allow us to grow our content offerings and base of customers.”

Mr. Champion concluded, “While we are delighted to report continued improvements in operating results, the future growth prospects of our ADW business, and the many opportunities for growth in new business segments and new markets suggests that we are only in the very early stages of realizing Youbet’s long-term earnings potential.”

The improved operating results reflect a significant increase in year-over-year total wagers (“handle”), which rose to a record $83.7 million for the period ended September 30, 2004, an increase of $11.2 million or $15.4% from the prior year period. The 2004 third quarter handle also reflected a slight improvement from the reported handle for the 2004 second quarter period which is the Company’s historically strongest period. The year-over-year handle growth was generated despite the absence in the third quarter 2004 of content from non-California Magna tracks. Accordingly, same track handle increased 23% year-over-year.

Operating expenses, excluding track and licensing fees, for the third quarter were $4.8 million, an increase of approximately $742,000 or 18.6% from the prior year period and $151,000 lower than reported operating expenses for the 2004 second quarter period. The year-over-year increase is primarily due to significantly higher sales and marketing costs for the 2004 third quarter period, which totaled approximately $382,000. This increase reflects the new targeted marketing campaigns and promotions noted above. Additionally, general and administrative expenses increased approximately 9% year-over-year to $2.8 million in the third quarter of 2004 due to increased staffing, expenses related to compliance with Sarbanes-Oxley regulations, and other administrative expenses.

Youbet.com, Inc. is hosting a conference call and web cast at 5:00 p.m. EST today, Wednesday, November 3, 2004. The conference call number is 706/679-4652. To access the live call on the Internet, log on to www.youbet.com (select About Youbet.com). Following its completion, a replay of the call can be accessed for thirty days on the Internet at the above link.

Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness racing content in the United States as measured by handle data published by the Oregon Racing Commission. Members have the ability to watch and, in most states, the ability to wager on the widest variety of horse racing content available via Youbet.com’s website.

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Youbet.com, Inc., 11/3/04 page 3

Youbet.com members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering and value-added handicapping products.

Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Youbet.com operates TotalAccessSM, an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.youbet.com.

This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” potential,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to secure financing on terms acceptable to us; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

-financial tables follow-

# # #

Youbet.com, Inc., 11/3/04 page 4

YOUBET.COM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$11,744,905	$8,273,926
Restricted cash, current	3,084,501	2,924,034
Accounts receivable	544,622	279,057
Other receivables	1,351,037	1,132,359
Prepaid expenses	870,290	884,409
Deferred tax asset	3,250,000	—

	20,845,355	13,493,785
Property and equipment, net	2,814,287	2,731,922
Restricted cash, long-term	487,750	593,982
Licenses and patents, net of amortization	41,809	1,407,447
Deposits and other	151,690	624,981
	$24,340,891	$18,852,117

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of lease liability	$119,934	—
Trade payables, TVG	4,495,723	$3,426,076
Trade payables, track related	1,567,449	2,539,534
Trade payables, other	761,271	439,559
Accrued expenses and other	1,067,479	2,281,115
Customer deposits	2,860,631	2,356,004
Deferred revenues	92,475	79,519-

	10,964,962	11,121,807
Lease liability, net of current portion	185,553	-

	11,150,515	11,121,807

Stockholders’ equity:
Preferred stock, $0.001 par value, authorized	-	-
1,000,000 shares, none outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares
30,676,291 and 28,377,443 shares outstanding as of
September 30, 2004 and December 31, 2003, respectively	30,676	28,377
Additional paid-in capital	102,739,044	101,377,238
Deficit	(87,750,635)	(91,846,596)
Treasury stock (623,683 shares at cost)	(1,828,709)	(1,828,709)

	13,190,376	7,730,310

	$24,340,891	$18,852,117

See notes to condensed consolidated financial statements

Youbet.com, Inc., 11/3/04 page 5

YOUBET.COM, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three months ended September 30,
	2004	2003
Revenues
Commissions	$16,923,438	$14,043,202
Subscription and transaction fees	202,459	178,129
Race information	118,238	83,589

	17,244,135	14,304,920
Operating expenses
Track fees	7,107,531	6,100,240
Licensing fees - TVG	4,320,794	3,462,710
Network operations	584,542	484,002
Research and development	415,352	379,734
Sales and marketing	940,271	558,651
General and administrative	2,848,690	2,616,101
Depreciation and amortization	208,747	1,212,958

	16,425,928	14,814,396

Income (loss) from operations	818,208	(509,476)
Other income (expense)
Interest income	34,267	10,285
Interest expense	(3,013)	(121,364	)
Other income (expense)	(58,376)	2,702

	(27,122)	(108,377	)
Income (loss) before income taxes	$791,085	$(617,853	)
Income taxes (benefit)
Decrease in deferred tax asset valuation allowance net of $750,000
applied to the current period pre-tax income	(3,250,000)	—
Net income (loss)	$4,041,085	$(617,853)

Income (loss) per share – basic	$0.13	$(0.02)
Income (loss) per share – diluted	$0.12	$(0.02)

See notes to condensed consolidated financial statements

Youbet.com, Inc., 11/3/04 page 6

YOUBET.COM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Nine months ended September 30,
	2004	2003
Revenues
Commissions	$47,239,274	$38,429,172
Subscription and transaction fees	585,432	420,788
Race information	304,615	243,043

	48,129,321	39,093,003
Operating expenses
Track fees	21,063,234	18,250,282
Licensing fees, TVG	10,145,866	7,650,562
Network operations	1,644,367	1,300,205
Research and development	1,271,554	1,207,214
Sales and marketing	2,578,383	1,695,812
General and administrative	8,552,394	7,213,935
Depreciation and amortization	2,048,496	4,096,600

	47,304,294	41,414,610

Income (loss) from operations	825,027	(2,321,607)
Other income (expense)
Interest income	97,631	30,790
Interest expense	(5,519)	(637,082	)
Other income (expense)	(71,178)	79,821

	20,934	(526,471)
Income (loss) before income taxes	845,962	(2,848,078)
Income taxes (benefit)
Decrease in deferred tax asset valuation allowance net of $750,000
applied to the current period pre-tax income	(3,250,000)	—
Net income (loss)	$4,095,962	$(2,848,078)

Income (loss) per share – basic	$0.14	$(0.11)
Income (loss) per share – diluted	$0.12	$(0.11)

See notes to condensed consolidated financial statements

Youbet.com, Inc., 11/3/04 page 7

YOUBET.COM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended September 30,
	2004	2003
Operating activities
Net income (loss)	$4,095,962	$(2,848,078)
Adjustments to reconcile net income (loss) to
net cash provided by operating activities
Decrease in deferred tax asset valuation allowance net of $750,000 applied to
the current period pre-tax income	(3,250,000)	—
Depreciation and amortization	2,048,496	4,096,601
Non-cash interest expense	—	488,194
Stock-based compensation	(60,001)	303,410
Loss on sale of property and equipment	7,648	(1,693)
Increase in operating (assets) and liabilities
Restricted cash	(314,881)	(1,017,543)
Accounts receivable	(265,565)	251,538
Other receivables	(218,677)	(352,654)
Prepaid expenses	14,119	(651,012)
Deposits and other	473,291	(19,173)
Trade payables, other	321,712	(108,533)
Trade payables, TVG	1,069,647	1,418,277
Trade payables, track related	(972,085)	(2,160,524)
Accrued expenses and other	(797,754)	120,561
Customer deposits	504,627	927,156
Deferred revenues	12,956	34,766

Net cash provided by operating activities	2,669,496	481,293

Investing activities
Purchases of property and equipment	(425,819)	(422,440)
Proceeds from sale of property and equipment	243	11,500
Investment in licenses and patents	(41,809)	—
Restricted cash	260,645	342,116
Net cash provided by (used in) investing activities	(206,739)	(68,824)

Financing activities
Proceeds from exercise of stock options and warrants, net	1,008,224	2,589,438
Proceeds from notes payable	—	2,000,000
Repayments of notes payable	—	(750,000)

Net cash provided by financing activities	1,008,224	2,689,179

Increase in cash and cash equivalents	3,470,980	4,251,907
Cash and cash equivalents, beginning of period	8,273,926	4,559,897
Cash and cash equivalents, end of period	$11,744,906	$8,811,804

Supplemental disclosure of cash flow information
Cash paid for interest	$5,519	$172,727

Non-cash investing and financing activities
Issuance of warrants for $2 million note	$—	$518,223
Stock issuance for surrender of TVG’s additional warrant	3,640,000	-
Stock issuance for TVG legal expense reimbursement	415,882
Equipment acquired with capital lease	305,487	—

See notes to condensed consolidated financial statements

Youbet.com, Inc., 11/3/04 page 8

Reconciliation of Net Income to EBITDA

	Quarter Ended September 30,
	2004	2003
Net income (loss)	$4,041,085	$(617,853)
Depreciation and amortization	$208,747	$1,212,958
Other (income) and expense	$27,122	$108,377
Decrease in deferred tax asset valuation allowance net of $750,000 applied to the current period pre-tax income	$(3,250,000)	$-

EBITDA (a)	$1,026,954	$703,482

	9 Months Ended September 30,
	2004	2003
Net Income (Loss)	$4,095,962	$(2,848,078)
Depreciation and Amortization	$2,048,496	$4,096,600
Other (income) and expense	$(20,934)	$526,471
Decrease in deferred tax asset valuation allowance net of $750,000 applied to the current period pre-tax income	$(3,250,000)	$—

EBITDA (a)	$2,873,524	$1,774,993

(a) EBITDA (earnings before interest, taxes, depreciation and amortization) is considered a Non-GAAP financial measure as defined by SEC Regulation G. We consider EBITDA an important measure of our financial performance and of our ability to generate cash flows to measure operating performance, fund capital expenditures and fund other corporate investing and financing activities. EBITDA eliminates the non-cash effect of tangible asset depreciation and intangible asset amortization, as well as any non-cash gains or charges. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.